Exhibit 99.1

Condor Hospitality Trust, Inc. Announces Voluntary Suspension Of Its SEC Reporting

Condor Hospitality Trust, Inc.  (the “Company”) announced today that it has filed a Form 15 with the U.S. Securities and Exchange Commission (the “SEC”) to voluntarily deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Form 15 filing, the Company will reduce expenses as it is no longer required to file certain reports under the Exchange Act, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.

The Company is engaged in a shareholder-approved plan of liquidation in connection with the Company’s prior sale of all of its hotel operating assets.  In accordance with the plan of liquidation, the Company previously paid a special dividend liquidation distribution of $7.94 per share of common stock to its shareholders on December 30, 2021.  As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 4, 2022, upon completion of the winding-up process and dissolution of the Company, if any funds remain, such funds will be distributed to shareholders.  The Company anticipates the winding up to be completed on or before the last quarter of 2022, subject to the settlement of all claims and liabilities.

Once the remaining amounts, if any, that may ultimately be available for distribution to our shareholders are known, the Company will publicly announce by press release the time and amount of any final distribution to shareholders.  The Company can provide no assurance on the amount or timing of any such future liquidating distribution, if any.

Forward-Looking Statement

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “anticipate”, “estimate”, “believe”, “continue”, “project”, “plan”, the negative version of these words or other similar expressions.  Readers are cautioned not to place undue reliance on any such forward-looking statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual events to differ materially from such forward-looking statements.  They are not guarantees of future events and involve risks and uncertainties that are difficult to control or predict.  Risk factors which could have a material adverse effect on the Company’s plan of liquidation and winding-up are included in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission on February 4, 2022. These risks and uncertainties should be considered in evaluating any forward-looking statements.

          The forward-looking statements represent the Company’s views as of the date on which such statements were made.  The Company anticipates that subsequent events and developments may cause those views to change.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Contact:
Jill Burger
Condor Hospitality Trust, Inc.
P.O. Box 153
Battle Creek, NE 68715
(402) 371-2520
(301) 861-3305